PRESS RELEASE

ON2 TECHNOLOGIES ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2008

Revenue increases 23% in fiscal 2008
CFO transition planned

Clifton Park, NY, March 5, 2009 – On2 Technologies, Inc. (NYSE Alternext US: ONT), a leader in video compression solutions, today announced quarterly and annual financial results for the period ending December 31, 2008.  Revenue in the fourth quarter of 2008 was $3.6 million, compared to revenue of $6.1 million in the fourth quarter of 2007 and $5.0 million in the third quarter of 2008.  The year-over-year fourth quarter revenue decline was primarily due to challenging business conditions in the global semiconductor industry in which the company’s Finnish subsidiary, On2 Finland, operates, while the sequential decline was due largely to normal quarter-to-quarter variability in licensing patterns. On a GAAP basis, fourth quarter net loss was ($10.2) million, or ($0.06) per share, compared to a net loss of ($1.8) million, or ($0.01) per share, in the fourth quarter of 2007. The loss was largely driven by a $7.0 million non-cash write-down of goodwill and intangible assets related to the company’s On2 Finland business.

For the year 2008, revenue was $16.3 million, up 23% from $13.2 million in 2007.  GAAP net loss for 2008 was ($51.2) million, or ($0.30) per share, compared to ($6.9) million, or ($0.06) per share, in 2007.  In 2008, the company wrote down $33.3 million in goodwill and intangible assets related to its On2 Finland operation.

Matt Frost, Chief Operating Officer and interim Chief Executive Officer of On2 Technologies said, “We are pleased with our business progress in 2008.  We were particularly encouraged to see royalty revenue increase 76% in 2008, confirming growing use of our technology among a larger group of customers.  In the fourth quarter we saw some normal quarter-to-quarter variability after a strong third quarter, resulting in a sequential revenue decline.  Additionally, our On2 Finland operation had a weaker performance in light of the global economic recession, which has affected our semiconductor and OEM customers and partners.  However, our software-based encoding solutions continue to be successful in the current economic environment.  As consumers are looking for lower-cost entertainment and video content distributors look to reduce bandwidth costs, on-line video continues to grow in popularity and our solutions have demonstrated a compelling return on investment for video content producers and providers.”

Frost continued, “We are pleased with the results of our recent cost-cutting efforts and we expect to see further benefits of these measures in early 2009. We are optimistic that our differentiated bandwidth- and cost-reducing technology will continue to be adopted by customers, despite – or in some cases perhaps, because of – macroeconomic conditions.  Further, based on our current new business and cost-containment projections, we continue to anticipate that the Company’s existing capital resources will be sufficient to satisfy our cash flow requirements for the next 12 months.  We believe our more streamlined operations better position us for success in a soft economy and should provide even greater advantage when the economy improves.”

On2 Technologies also announced today that it plans to appoint Wayne Boomer as Chief Financial Officer, succeeding Anthony Principe, who plans to resign this month.  Mr. Boomer joins On2 from Inmedius, Inc., where he served as CFO and Vice President of Finance for over five years.  In that role, he was responsible for management of finance, HR, IT, contracts and facilities worldwide.   Prior to joining Inmedius, Mr. Boomer spent seven years with MapInfo Corporation in finance roles of increasing responsibility, including Director of Finance and Operations for the 140 employees working in MapInfo’s Europe, Middle East and Africa region.  Mr. Boomer began his career at Coopers and Lybrand, where he was a senior associate.  He graduated from Siena College earning a Bachelor of Science degree in Business Administration and is a CPA.

 “It has been a pleasure to work with Tony Principe for the last five years,” said Matt Frost, interim Chief Executive Officer.  “The Company and board of directors are grateful for his many contributions and we wish him well in his future endeavors.  We are very pleased to be welcoming Wayne Boomer to On2 and are confident that the CFO transition will be a smooth process.”

Fourth Quarter Business Highlights

•
Royalties increased 16% year-over-year to $820,000 in the fourth quarter and decreased 15% sequentially.  Royalties represented 23% of revenue in the quarter, compared with 11% in the fourth quarter of 2007 and 19% of revenue in the third quarter of 2008.  The increase in year-over-year royalties reflects higher unit shipments and increased delivery of video that uses On2 technology.

•
Royalties were $3.4 million in 2008, up 76% from $1.9 million in 2007 and represented 21% of 2008 revenue.  Royalties increased year-over-year due to increases in both the number of royalty-paying customers and the average royalty per customer.

•	In the fourth quarter of 2008, On2 added over 50 new customers, excluding online sales, with 12 transactions in the quarter that contributed over $50,000 to revenue.

•
In November, On2 introduced Flix® Cloud, a video transcoding solution building on On2’s popular Flix Engine.  Flix Cloud will operate in the Amazon EC2® (Elastic Computing Cloud) and provide on-demand, pay-as-you-go networked transcoding.

•
In November, On2 announced that China’s leading video-sharing website, 56.com, is switching to VP6-based Flash video and is using the Flix encoding engine for server-side transcoding and publishing.  56.com serves video to over 35 million people each month and chose On2’s VP6 encoder based on factors including encoding speed, video performance and quality, market acceptance, and licensing terms.

•
In November, On2 announced that Skype has extended its relationship with On2 in a new strategic agreement.  In February, Skype 4.0 for Windows was launched featuring advanced video conferencing capabilities that use On2’s VP7 technology.  Additionally, Asus recently launched its AiGuru SV1 Skype Certified videophone, which also uses VP7 technology.

•	In December, On2 added support for Sun JavaFX® to the Flix line of video encoders, enabling cross-platform video encoding for JavaFX applications.

Conference Call

Management will hold a conference call to discuss On2’s results for the fourth quarter and full year 2008, as well as other developments in the business, at 5:00pm ET on March 5, 2009.

To access the live webcast, visit:

http://www.investorcalendar.com/IC/CEPage.asp?ID=136464

The webcast replay will be available until March 12, 2009.

If you prefer to dial in to the call, the information is as follows:

Live Call:	(877) 407-9210, domestic
(201) 689-8049, international
Replay:	(877) 660-6853
(201) 612-7415
Replay Passcodes:	Account #: 286
Conference ID #: 314509

About On2

On2 creates advanced video compression technologies for desktop and wireless environments. Powering the video in many of today's leading web and mobile applications and devices, On2's customers include: Nokia, Infineon, Sun Microsystems, Mediatek, Sony, Brightcove, Move Networks, Adobe and Skype. On2 Technologies is headquartered in Clifton Park, NY USA. For more information please visit www.on2.com.

All trademarks mentioned in this document are the property of their respective owners.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “expect,” “will,” “anticipate,” “should,” “plans” and other words of similar meaning. Such statements include, but are not limited to, statements regarding the potential impact of cost cutting and containment measures, the potential for such cost cutting and containment measures to right-size the business and offset some of the global weakness in the economy, the Company’s plans to build an encoding service and the potential benefit to the Company of continued growth in demand for on-line video.  Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

On2 Technologies, Inc.
Condensed Consolidated Balance Sheets

	December 31,
ASSETS	2008	2007

Current assets:
Cash and cash equivalents	$4,157,000	$9,573,000
Short-term investments	132,000	5,521,000
Accounts receivable, net	2,730,000	7,513,000
Prepaid expenses and other current assets	439,000	1,492,000

Total current assets	7,458,000	24,099,000

Intangible assets, net	16,587,000	54,500,000
Property and equipment, net	1,401,000	751,000
Other assets	430,000	175,000

Total assets	$25,876,000	$79,525,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$5,720,000	$6,253,000
Deferred revenue	2,133,000	1,887,000
Short-term borrowings	63,000	2,198,000
Current portion of long-term debt	1,148,000	491,000
Capital lease obligation	260,000	24,000

Total current liabilities	9,324,000	10,853,000

Capital lease obligation, excluding current portion	432,000	18,000
Long-term debt	1,802,000	3,082,000

Total liabilities	11,558,000	13,953,000

Stockholders’ equity	14,318,000	65,572,000

Total liabilities and stockholders’ equity	$25,876,000	$79,525,000

On2 Technologies, Inc.
Consolidated Statements of Operations

	Three months ended December 31,			Year ended December 31,
	2008	2007	2006	2008	2007	2006

Revenue	$3,580,000	$6,118,000	$2,117,000	$16,268,000	$13,237,000	$6,572,000

Operating expenses:
Cost of revenues (1)	590,000	1,134,000	511,000	4,154,000	2,549,000	2,328,000
Research and development (2)	2,071,000	2,333,000	272,000	10,736,000	3,833,000	972,000
Sales and marketing (2)	1,313,000	2,386,000	470,000	7,095,000	4,272,000	1,093,000
General and administrative (2)	2,588,000	1,732,000	1,001,000	11,228,000	5,200,000	4,384,000
Asset impairment	7,023,000			33,268,000
Equity-based compensation:
Research and development	108,000	81,000	16,000	433,000	147,000	98,000
Sales and marketing	57,000	69,000	(16,000)	204,000	157,000	103,000
General and administrative	298,000	161,000	170,000	1,026,000	491,000	1,184,000

Total operating expenses	14,048,000	7,896,000	2,424,000	68,144,000	16,649,000	10,162,000

Loss from operations	(10,468,000)	(1,778,000)	(307,000)	(51,876,000)	(3,412,000)	(3,590,000)

Interest and other income (expense), net	291,000	(3,000)	(1,190,000)	670,000	(3,467,000)	(1,226,000)

Loss before provision for income taxes	(10,177,000)	(1,781,000)	(1,497,000)	(51,206,000)	(6,879,000)	(4,816,000)

Provision for income taxes	-	15,000	13,000	-	25,000	30,000

Net loss	(10,177,000)	(1,796,000)	(1,510,000)	(51,206,000)	(6,904,000)	(4,846,000)

Convertible preferred stock deemed dividend						68,000
Convertible preferred stock 8% dividend	-	4,000	65,000	-	82,000	285,000

Net loss attributable to common stockholders	$(10,177,000)	$(1,800,000)	$(1,575,000)	$(51,206,000)	$(6,986,000)	$(5,199,000)

Basic and diluted net loss attributable to common stockholders per common share	$(0.06)	$(0.01)	$(0.02)	$(0.30)	$(0.06)	$(0.05)

Weighted average basic and diluted common shares outstanding	171,833,000	154,347,000	100,603,000	171,231,000	121,561,000	96,642,000

(1) Includes equity-based compensation of $73,000 and $288,000 for the three months and year ended December 31, 2008, respectively.  Includes equity-based compensation of $87,000 and $151,000 for the three months and year ended December 31, 2007, respectively.  Includes equity-based compensation of $15,000 and $169,000 for the three months and year ended December 31, 2006, respectively.

(2) Excludes equity-based compensation, which is presented separately.

Investor Contact:
Garo Toomajanian
ICR, Inc.
invest@on2.com
phone: + 518 881 4299